EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 8) of our report dated March 11, 2013 relating to the consolidated financial statements as of December 31, 2012 and 2011 (Successor) and for the year ended December 31, 2012 (Successor), the period from January 12, 2011 (Inception) to December 31, 2011 (Successor), the period from January 12, 2011 (Inception) to December 31, 2012 (Successor), the period from January 1, 2011 to January 11, 2011 (Predecessor), and the period from December 17, 2007 (Predecessor’s inception) to January 11, 2011. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 11, 2013